Exhibit 99.1

   Arrow Electronics' Fourth Quarter Net Income Advances 83% over Prior Year
                             ----Sales Rise 12%----

    MELVILLE, N.Y.--(BUSINESS WIRE)--Feb. 22, 2005--Arrow Electronics, Inc. (NYSE:ARW) today reported fourth quarter 2004 net income of $47.7 million ($.41 and $.40 per share on a basic and diluted basis, respectively) on sales of $2.72 billion, compared with net income of $26.0 million ($.26 per share) on sales of $2.43 billion in the fourth quarter of 2003. "Our ongoing commitment to operational excellence and continuous process improvement drove a nearly doubling of net income when compared to last year's fourth quarter," said William E. Mitchell, President and Chief Executive Officer of Arrow, "with cash flow from operations in excess of $270 million."
    The company's results for the fourth quarters of 2004 and 2003 include a number of items outlined below that impact their comparability. A reconciliation of these items is provided under the heading "Certain Non-GAAP Financial Information." Excluding those items, net income for the quarter ended December 31, 2004 would have been $59.9 million ($.52 and $.50 per share on a basic and diluted basis, respectively) and net income for the quarter ended December 31, 2003 would have been $32.6 million ($.33 and $.31 per share on a basic and diluted basis, respectively).
    The company announced that, based upon an evaluation of its business and accounting practices, it had determined that revenue related to the sale of service contracts should more appropriately be classified on an agency basis rather than a gross basis. While this change reduces reported sales and cost of sales, it has no impact on gross profit, operating income, net income, cash flow or the balance sheet. All prior period sales and cost of sales have been reclassified to present the revenue related to the sale of service contracts on an agency basis. Sales and cost of sales for the three months and year ended December 31, 2003 have been reduced by $47.3 million and $151.0 million, respectively. Sales and cost of sales for the nine months ended September 30, 2004 have been reduced by $171.0 million.
    Consolidated fourth quarter 2004 operating income of $109.7 million, excluding the items impacting comparability, was up 34% over last year's fourth quarter, marking the eighth consecutive quarterly year-over-year increase. Operating income as a percentage of sales, excluding the previously mentioned items, increased 60 basis points year-over-year, marking the seventh consecutive year-over-year increase. Sequentially, operating income increased 3.7% and operating income as a percentage of sales was flat.
    Worldwide components sales advanced 12% to $2.0 billion when compared with sales of $1.8 billion in last year's fourth quarter with operating income as a percentage of sales of 4.6% up 60 basis points from last year. Component sales advanced by 2% in North America, 12% in Europe in local currencies, and 26% in Asia/Pacific.
    "Our components businesses continue to deliver very solid results in a cautious marketplace," said Mr. Mitchell. "Each of these businesses posted strong levels of profitability and cash flow generation."
    Worldwide computer products sales advanced nearly 12% to $733 million and operating income as a percentage of sales was 5.7%, a 110 basis point improvement over last year's fourth quarter. "Our North American Computer Products group posted strong year-over-year earnings growth for the 14th consecutive quarter," added Mr. Mitchell.
    The company's results for the fourth quarter of 2004 and 2003 include the items outlined below that impact their comparability:

    -- During the fourth quarter of 2004, the company repurchased an additional $66.4 million accreted value of its zero coupon convertible debentures due in 2021, which could have been initially put to the company in February 2006. The related loss on the repurchase, including the premium paid and the write-off of related deferred financing costs, aggregated $2.3 million ($1.3 million net of related taxes or $.01 per share).

    -- During the fourth quarter of 2004, the company recorded restructuring charges of $3.4 million ($2.2 million net of related taxes or $.02 per share). During the fourth quarter of 2003 the company had recorded restructuring charges of $7.6 million ($6.4 million net of related taxes or $.07 and $.05 per share on a basic and diluted basis, respectively).

    -- During the fourth quarter of 2004, the company exited several vacated facilities arising from past acquisitions at costs less than originally estimated. Accordingly, the company recorded an integration credit of $2.3 million ($1.4 million net of related taxes or $.01 per share).

    -- The company recorded an impairment charge related to cost in excess of net assets of companies acquired of $10.0 million ($.09 and $.08 per share on a basic and diluted basis, respectively) in the fourth quarter of 2004. This non-cash charge principally relates to the company's operations in Latin America.

    The company announced that it has taken additional actions to further reduce costs by approximately $50 million on an annual basis with $40 million to be realized in 2005. "We have undertaken several actions to better optimize the use of our mainframe, reduce real estate costs, be more efficient in our distribution centers, and further improve processes enabling our employees to be more productive," said Mr. Mitchell. "We remain committed to being best-in-class in all that we do." The company estimates the restructuring charges associated with these actions to be approximately $7.5 million, all of which is expected to be spent in 2005.
    "Our drive for operational efficiencies and customer focused strategies continue to deliver solid financial results," said Mr. Mitchell. "Yet the markets we serve remain cautious with limited visibility into the future. We fully expect to see normal seasonality in the first quarter with our components business in North America and Europe posting sequential increases in sales as a result of an increase in the number of shipping days over the December quarter. And we expect our computer products business to experience its traditional seasonal decline."
    "Based upon the information known to us today we expect first quarter revenues to be between $2.73 billion and $2.83 billion. Earnings per share on a diluted basis are estimated to be between $.52 and $.56 per share, excluding charges," added Mr. Mitchell.

    Full Year Results

    Arrow's net income for 2004 was $207.5 million ($1.83 and $1.75 per share on a basic and diluted basis, respectively) on sales of $10.65 billion, compared with net income of $25.7 million ($.26 and $.25 per share on a basic and diluted basis, respectively) on sales of $8.53 billion in 2003.
    Net income for 2004 included restructuring charges totaling $11.4 million ($6.9 million net of related taxes or $.07 and $.06 per share on a basic and diluted basis, respectively), a charge of $33.9 million ($20.3 million net of related taxes or $.18 and $.16 per share on a basic and diluted basis, respectively) associated with the prepayment of $570 million of the company's debt, a loss on an investment of $1.3 million ($.01 per share), the aforementioned integration credit of $2.3 million ($1.4 million net of related taxes or $.01 per share), the aforementioned impairment charge of $10.0 million ($.09 and $.08 per share on a basic and diluted basis, respectively), and an acquisition indemnification credit of $9.7 million ($.09 and $.08 per share on a basic and diluted basis, respectively) associated with the settlement of a value-added tax claim against a French subsidiary relating to periods before Arrow owned the company.
    Net income for 2003 includes restructuring charges of $38.0 million ($27.1 million net of taxes or $.27 per share), an acquisition indemnification charge of $13.0 million ($.13 per share) related to the aforementioned claim against a French subsidiary, an integration charge of $6.9 million ($4.8 million net of taxes or $.05 per share) related to the acquisition and integration of the IED business of Agilysys, Inc., and a charge of $6.6 million ($3.9 million net of taxes or $.04 per share) related to the repurchase of $253.8 million of the company's debt.
    Excluding the aforementioned items, net income would have been $235.0 million ($2.08 and $1.97 per share on a basic and diluted basis, respectively) in 2004 compared to net income of $74.6 million ($.75 and $.74 per share on a basic and diluted basis, respectively) for 2003.
    "We have accomplished much over the past year. Earnings grew at a faster pace than sales. Our ongoing focus on operational efficiency and effectiveness has positioned us to better serve our customers and suppliers at a lower cost. And we strengthened our balance sheet through better management of working capital, our equity offering earlier in the year, and prepaying $570 million of debt. We remain committed to creating value for our shareholders," said Mr. Mitchell.
    Arrow Electronics is a major global provider of products, services, and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, New York, Arrow serves as a supply channel partner for nearly 600 suppliers and 150,000 original equipment manufacturers, contract manufacturers, and commercial customers through a global network of more than 200 locations in 53 countries and territories.

    Certain Non-GAAP Financial Information

    In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), the company provides certain non-GAAP financial information relating to operating income, net income, and net income per basic and diluted share, each as adjusted for certain charges, credits, and losses that the company believes impact the comparability of its results of operations. These charges, credits, and losses arise out of the company's acquisitions of other companies, the sale of property, impairment charges, the company's efficiency enhancement initiatives, and the prepayment of debt. Reconciliations of the company's non-GAAP financial information to GAAP are set forth in the table below.
    The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company's operating performance and underlying trends in the company's business because management considers the charges, credits, and losses referred to above to be outside the company's core operating results. This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company's financial and operating performance. In addition, the company's Board of Directors uses this non-GAAP financial information in evaluating management performance and setting management compensation.
    The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income, and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.



                       ARROW ELECTRONICS, INC.
                       EARNINGS RECONCILIATION
                 (In thousands except per share data)


                                Three Months Ended     Year Ended
                                   December 31,       December 31,
                                ------------------ -------------------

                                    2004     2003      2004      2003
                                --------- -------- --------- ---------

Operating income, as reported    $98,595  $74,231  $439,338  $184,045
  Acquisition indemnification
    charge (credit)                    -        -    (9,676)   13,002
  Restructuring charges            3,407    7,623    11,391    37,965
  Integration charge (credit)     (2,323)       -    (2,323)    6,904
  Impairment charge                9,995        -     9,995         -
                                --------- -------- --------- ---------
Operating income, as adjusted   $109,674  $81,854  $448,725  $241,916
                                ========= ======== ========= =========

Net income, as reported          $47,723  $26,012  $207,504   $25,700
  Acquisition indemnification
    charge (credit)                    -        -    (9,676)   13,002
  Restructuring charges            2,187    6,412     6,943    27,144
  Integration charge (credit)     (1,389)       -    (1,389)    4,822
  Impairment charge                9,995        -     9,995         -
  Loss on prepayment of debt       1,345      202    20,297     3,930
  Loss on investment                   -        -     1,318         -
                                --------- -------- --------- ---------
Net income, as adjusted          $59,861  $32,626  $234,992   $74,598
                                ========= ======== ========= =========

Net income per basic share,
  as reported                       $.41     $.26     $1.83      $.26
    Acquisition indemnification
      charge (credit)                  -        -      (.09)      .13
    Restructuring charges            .02      .07       .07       .27
    Integration charge (credit)     (.01)       -      (.01)      .05
    Impairment charge                .09        -       .09         -
    Loss on prepayment of debt       .01        -       .18       .04
    Loss on investment                 -        -       .01         -
                                --------- -------- --------- ---------
Net income per basic share,
  as adjusted                       $.52     $.33     $2.08      $.75
                                ========= ======== ========= =========

Net income per diluted share,
  as reported*                      $.40     $.26     $1.75      $.25
    Acquisition indemnification
      charge (credit)                  -        -      (.08)      .13
    Restructuring charges            .02      .05       .06       .27
    Integration charge (credit)     (.01)       -      (.01)      .05
    Impairment charge                .08        -       .08         -
    Loss on prepayment of debt       .01        -       .16       .04
    Loss on investment                 -        -       .01         -
                                --------- -------- --------- ---------
Net income per diluted share,
  as adjusted**                     $.50     $.31     $1.97      $.74
                                ========= ======== ========= =========


* In computing net income per diluted share for the three months and year ended December 31, 2004, net income was increased by $2,014 and $10,063, respectively, for interest (net of taxes) related to the zero coupon convertible debentures ("convertible debentures") which are dilutive common stock equivalents. In addition, the diluted weighted average number of shares outstanding for the three months and year ended December 31, 2004 includes 7,744 shares and 9,857 shares, respectively, related to the convertible debentures.


** In computing net income per diluted share for the three months ended December 31, 2003, net income was increased by $3,675 for interest (net of taxes) related to the convertible debentures which are dilutive common stock equivalents. In addition, the diluted weighted average number of shares outstanding for the three months ended December 31, 2003 includes 14,252 shares related to the convertible debentures.

    Safe Harbor

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This press release contains forward-looking statements, including statements addressing future financial results, that are subject to certain risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the electronic components and computer products markets, changes in relationships with key suppliers, the effects of additional actions taken to lower costs, the ability of the company to generate additional cash flow and the other risks described from time to time in the company's reports to the Securities and Exchange Commission (including the company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q). Forward-looking statements are those statements, which are not statements of historical fact. You can identify these forward-looking statements by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.


                       ARROW ELECTRONICS, INC.
                 CONSOLIDATED STATEMENT OF OPERATIONS
                 (In thousands except per share data)

                        Three Months Ended           Year Ended
                           December 31,             December 31,
                      ----------------------- ------------------------

                            2004        2003         2004        2003
                      ----------- ----------- ------------ -----------

Sales                 $2,722,722  $2,433,523  $10,646,113  $8,528,331
                      ----------- ----------- ------------ -----------
Costs and expenses:
  Cost of products
   sold                2,293,988   2,046,295    8,922,962   7,107,378
  Selling, general and
    administrative
     expenses            306,276     288,998    1,213,547   1,112,192
  Depreciation and
    amortization          12,784      16,376       60,879      66,845
  Acquisition
   indemnification
    charge (credit)            -           -       (9,676)     13,002
  Restructuring
   charges                 3,407       7,623       11,391      37,965
  Integration charge
   (credit)               (2,323)          -       (2,323)      6,904
  Impairment charge        9,995           -        9,995           -
                      ----------- ----------- ------------ -----------
                       2,624,127   2,359,292   10,206,775   8,344,286
                      ----------- ----------- ------------ -----------

Operating income          98,595      74,231      439,338     184,045

Equity in earnings of
  affiliated companies     1,194       1,661        4,106       4,797

Loss on prepayment of
 debt                      2,250         337       33,942       6,571

Loss on investment             -           -        1,318           -

Interest expense, net     23,638      33,620      103,201     134,987
                      ----------- ----------- ------------ -----------

Income before income
 taxes
  and minority
   interest               73,901      41,935      304,983      47,284

Provision for income
 taxes                    25,962      15,620       96,436      21,206
                      ----------- ----------- ------------ -----------

Income before minority
  interest                47,939      26,315      208,547      26,078

Minority interest            216         303        1,043         378
                      ----------- ----------- ------------ -----------

Net income               $47,723     $26,012     $207,504     $25,700
                      =========== =========== ============ ===========

Net income per share:
  Basic                     $.41        $.26        $1.83        $.26
                      =========== =========== ============ ===========
  Diluted                   $.40        $.26        $1.75        $.25
                      =========== =========== ============ ===========

Average number of
 shares
  outstanding:
  Basic                  115,576     100,329      113,109     100,142
  Diluted                124,639     101,587      124,561     100,917


                       ARROW ELECTRONICS, INC.
                      CONSOLIDATED BALANCE SHEET
                            (In thousands)

                                            December 31,  December 31,
                                                2004          2003
                                            -----------   ------------

Assets
------

Current assets:
  Cash and short-term investments                $463,894    $612,404
  Accounts receivable, net                      1,984,122   1,770,690
  Inventories                                   1,486,478   1,327,523
  Prepaid expenses and other assets                93,039     106,853
                                               ----------- -----------

    Total current assets                        4,027,533   3,817,470

Property, plant and equipment, net                262,983     288,129
Investments in affiliated companies                34,302      31,210
Cost in excess of net assets of
  companies acquired                              974,285     923,256
Other assets                                      209,998     283,625
                                               ----------- -----------

    Total assets                               $5,509,101  $5,343,690
                                               =========== ===========

Liabilities and Shareholders' Equity
------------------------------------

Current liabilities:
  Accounts payable                             $1,261,971  $1,211,724
  Accrued expenses                                395,955     425,253
  Short-term borrowings                             8,462      14,349
                                               ----------- -----------

    Total current liabilities                   1,666,388   1,651,326

Long-term debt                                  1,465,880   2,016,627
Other liabilities                                 182,647     170,406
Shareholders' equity                            2,194,186   1,505,331
                                               ----------- -----------

    Total liabilities and
      shareholders' equity                     $5,509,101  $5,343,690
                                               =========== ===========

                       ARROW ELECTRONICS, INC.
                         SEGMENT INFORMATION
                            (In thousands)

                        Three Months Ended           Year Ended
                           December 31,             December 31,
                      ----------------------- ------------------------

                          2004(A)     2003(B)      2004(C)     2003(D)
                      ----------- ----------- ------------ -----------

Sales:
  Components          $1,989,734  $1,776,111   $8,058,541  $6,419,537
  Computer products      732,988     657,412    2,587,572   2,108,794
                      ----------- ----------- ------------ -----------
    Consolidated      $2,722,722  $2,433,523  $10,646,113  $8,528,331
                      =========== =========== ============ ===========


Operating income:
  Components             $90,640     $71,379     $419,380    $237,930
  Computer products       42,004      30,540      125,234      78,180
  Corporate              (34,049)    (27,688)    (105,276)   (132,065)
                      ----------- ----------- ------------ -----------
    Consolidated         $98,595     $74,231     $439,338    $184,045
                      =========== =========== ============ ===========

(A) Includes a restructuring charge of $3.4 million, an integration credit of $2.3 million, and an impairment charge of $10.0 million.

(B) Includes a restructuring charge of $7.6 million.

(C) Includes an acquisition indemnification credit of $9.7 million, restructuring charges of $11.4 million, an integration credit of $2.3 million, and an impairment charge of $10.0 million.

(D) Includes an acquisition indemnification charge of $13.0 million, restructuring charges of $38.0 million, and an integration charge of $6.9 million.



    CONTACT: Arrow Electronics, Inc.
             Ira M. Birns
             Vice President and Treasurer
             631-847-1657
             Paul J. Reilly
             Vice President and Chief Financial Officer
             631-847-1872
             or
             Media:
             Jacqueline F. Strayer
             Vice President, Corporate Communications
             631-847-2101